Consent of Independent Registered Public Accounting Firm

Cumberland Pharmaceuticals Inc.
Nashville, Tennessee
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2020 (except for the effects of presenting discontinued operations discussed in Note 20, as to which the date is December 10, 2020), relating to the consolidated financial statements and schedule of Cumberland Pharmaceuticals Inc. appearing in the Company’s Current Report on Form 8-K dated December 10, 2020.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Nashville, Tennessee
December 11, 2020